EXHIBIT 99.1

Harrah’s Entertainment, Boyd Gaming Announce Agreement for Boyd to Acquire Harrah’s Shreveport for $190 Million

LAS VEGAS, Jan. 20 /PRNewswire-FirstCall/ — Harrah’s Entertainment, Inc. (NYSE: HET) and Boyd Gaming Corporation (NYSE: BYD) jointly announced today they have signed a definitive agreement for Harrah’s to sell its Shreveport hotel-casino to Boyd Gaming for $190 million, subject to regulatory approval.

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In its September 11, 2003, announcement of an agreement to acquire Horseshoe Gaming Holding Corp., Harrah’s said it would sell Harrah’s Shreveport to avoid overexposure in that market. Horseshoe Gaming operates a casino facility in Shreveport-Bossier City, and Harrah’s owns the Louisiana Downs thoroughbred horseracing track in Bossier City.

Harrah’s Shreveport includes a 514-room hotel and convention center and more than 23,000 square feet of casino space featuring 1,224 slot machines, 32 table games and four restaurants.

“We are extremely pleased that Boyd Gaming, which has a richly deserved reputation for superior treatment of its employees and guests, is taking over an operation that has been a part of the Harrah’s family since 1994,” said Gary Loveman, Harrah’s Entertainment President and Chief Executive Officer. “In addition to being one of the industry’s top operators, Boyd Gaming believes strongly in good corporate citizenship wherever it operates.”

Bill Boyd, Chairman and Chief Executive Officer of Boyd Gaming, said, “We are very excited about adding the Shreveport operation to our family of properties, and what will be our third in Louisiana. We are very familiar with the area and look forward to getting to know the surrounding communities on a more personal level.”

Headquartered in Las Vegas, Boyd Gaming Corporation (NYSE: BYD) is a leading diversified owner and operator of 13 gaming properties located in Nevada, New Jersey, Mississippi, Illinois, Indiana and Louisiana. Boyd Gaming recently opened Borgata Hotel, Casino, and Spa at Renaissance Pointe (AOL keyword: borgata or www.theboroata.com), a $1.1 billion entertainment destination in Atlantic City, through a joint venture with MGM MIRAGE. Boyd Gaming press releases are available at www.prnewswire.com. Additional news and information on Boyd Gaming can be found at www.boydgaming.com.

Founded 66 years ago, Harrah’s Entertainment, Inc. owns or manages through various subsidiaries 25 casinos in the United States, primarily under the Harrah’s brand name. Harrah’s Entertainment is focused on building loyalty and value with its valued customers through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership.

More information about Harrah’s is available at www.harrahs.com.

This release includes “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue” or “pursue,” or the negative or other variations thereof or comparable terminology. In particular, they include statements relating to, among other things, future actions, new projects, strategies, future performance, the outcome of contingencies such as legal proceedings and future financial results. We have based these forward-looking statements on our current expectations and projections about future events.

We caution the reader that forward-looking statements involve risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. In particular, there can be no assurance that regulatory approval for the sale of the Shreveport property will be obtained or that the sale will ultimately be consummated as currently contemplated. Additional risks and uncertainties include, but are not limited to, the following factors as well as other factors described from time to time in our respective reports filed with the Securities and Exchange Commission:

•	The effect of economic, credit and capital market conditions on the economy in general, and on gaming and hotel companies in particular;

•	Construction factors, including delays, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters and building permit issues;
•	The effects of environmental and structural building conditions relating to the company’s properties;
•	The ability of each company to timely and cost effectively integrate into its operations the companies it acquires, including with respect to Harrah’s previously announced acquisition of Horseshoe Gaming Holding Corp.;
•	Access to available and feasible financing;
•	Changes in laws (including increased tax rates), regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies;
•	Litigation outcomes and judicial actions, including gaming legislative action, referenda and taxation;
•	Ability of our customer-tracking, customer-loyalty and yield-management programs to continue to increase customer loyalty and same-store sales;
•	Our ability to recoup costs of capital investments through higher revenues;
•	Acts of war or terrorist incidents;
•	Abnormal gaming holds; and
•	The effects of competition, including locations of competitors and operating and market competition.

Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

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